RESTATED ARTICLES OF INCORPORATION

                                       OF

                          IOWA FIRST BANCSHARES CORP.



To the Secretary of State
of the State of Iowa:

Pursuant to the provisions of the section 496A.61 of the Iowa Business Corporation Act, the undersigned corporation adopts the Restated Articles of Incorporation, consisting of 5 pages, which are attached and incorporated by reference.

The Restated Articles of Incorporation: (a) set forth the provisions of the Articles of Incorporation of the corporation as amended; (b) have been duly adopted as required by law; and (c) supersede the original Articles of Incorporation of the corporation and all amendments thereto.

Dated December 15, 1983.

                              IOWA FIRST BANCSHARES CORP.



                              By:  /s/ Charles S. Bullock
                                   ---------------------------------------------
                                   Charles S. Bullock, President

ATTEST:



/s/ Judie L. Freers
-----------------------------
Judie L. Freers, Secretary


STATE OF IOWA, MUSCATINE COUNTY, ss.

On December 15, 1983, before the undersigned Notary Public in and for the State of Iowa, personally appeared Charles S. Bullock and Judie L. Freers, to me personally known; being duly sworn, they stated that they are the President and Secretary, respectively, of the corporation executing the foregoing instrument, that no seal has been procured by the corporation, and that the instrument was signed on behalf of the corporation by authority of its Board of Directors; and, as such officers, they acknowledged the execution of said instrument to be the voluntary act and deed of the corporation, voluntarily executed by it and by them.

                           ARTICLES OF INCORPORATION

                                       OF

                          IOWA FIRST BANCSHARES CORP.

          (As Proposed in the Amendment to be voted on April 17, 1997)


ARTICLE 1.

Section 1.01.  Name.  The name of the Corporation is Iowa First Bancshares Corp.


ARTICLE 2.

Section 2.01.  Duration.  The Corporation shall have perpetual duration.

ARTICLE 3.

Section 3.01. Purposes and Powers. The purposes for which the Corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under the Iowa Business Corporation Act. The Corporation shall have unlimited power to engage in and transact, to do any lawful act concerning or incidental to, any or all such business. The provisions of this Section shall be liberally construed as both purposes and powers.

ARTICLE 4.

Section 4.01. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 6,500,000 shares, consisting of 500,000 shares designated as "preferred stock" or "preferred shares" with a par value of $1.00 per share, and 6,000,000 shares designated as "common stock" or "common shares" with no par value per share (collectively "shares").

Section 4.02. Pre-Emptive Rights Denied. No shareholder shall have any pre-emptive right to acquire, subscribe for, or purchase any shares (whether such shares are authorized by these Articles of Incorporation or authorized hereafter), treasury shares, or Securities of the Corporation. All pre-emptive rights which might otherwise exist are denied.

Section 4.03. Preferred Shares. To the extent permitted by law, the Board of Directors is vested with the authority to establish series and to fix and determine the variation in the relevant rights and preferences as between series of the preferred shares.

Section 4.04. Special Meetings of Shareholders. Special meetings of the shareholders may be called the Chairman, the President, the Board of Directors, or shareholders holding at least ten percent of the outstanding shares of the Corporation.

ARTICLE 5.

Section 5.01. Registered Office and Agent. The address of the initial registered office of the Corporation is First National Bank Building, 300 East Second
Street, Muscatine, Muscatine, County, Iowa, and the name of its initial registered agent at such address is George A. Shepley.

ARTICLE 6.

Section 6.01. Initial Board of Directors. Two Directors shall constitute the initial Board of Directors. The persons who are to serve as Directors until the first annual meeting of shareholders or until their successors are elected and qualify are:

Name                          Address
--------------------          ----------------------

George A. Shepley             Muscatine, Iowa  52761

Charles S. Bullock            Muscatine, Iowa  52761

Section 6.02. Number of Directors. The number of Directors shall be fixed by the By-laws, except the initial Board of Directors. The By-laws may fix the number of Directors either by stating the number or by providing that the number of Directors shall be the number determined by the shareholders from time to time as provided in the By-laws.

Section 6.03. Classification of Board. The Directors shall be divided into three classes, each of which shall be as nearly equal in the number as possible. The term of office for each Director shall be three years. However, at the first annual meeting of the Corporation, one class of Directors shall be elected for a term of one year; a second class of Directors shall be elected for a two-year term; a third class of Directors shall be elected for a three-year term. Thereafter, all Directors shall serve three-year terms, subject to provisions in the By-laws regarding removal of Directors, failure to elect Directors, and resignation of Directors.

Section 6.04. Removal of Directors. At any meeting of shareholders, the shareholders may remove any or all Directors at will, with or without cause and with or without notice, by the vote of two-thirds of the total outstanding shares entitled to vote. The vacancy or vacancies in the Board of Directors caused by such removal may be filled as provided in the By-laws.

Section 6.05. Delegation; Limitation of Liability. Any or all duties and powers of the Board of Directors (including, without limitation, the duty and power to manage the business and affairs of the Corporation and all duties and powers imposed of conferred by the Iowa Business Corporation Act) may be delegated by the By-laws or by the Board of Directors to one or more officers, committees, or persons. The liability of Directors and officers of the Corporation to the Corporation and to any shareholder or shareholders shall be limited to or removed to the extent provided in the By-laws.

ARTICLE 7.

Section 7.01.  Incorporator.  The incorporator is:

Name                          Address
-----------------             ----------------------------

George A. Shepley             First National Bank Building
                              300 East Second Street
                              Muscatine, Iowa  52761

ARTICLE 8.

Section 8.01. Vote Required for Action. Except as provided in Sections 6.04, 8.02, and 8.03, the affirmative vote of the holders of a majority of the total outstanding shares entitled to vote shall be required and shall be sufficient to adopt any motion or resolution or take any action at any meeting of shareholders (including, without limitation, election or removal of Directors; any amendment to the By-laws; any action with respect to which the Iowa Business Corporation Act requires the vote or concurrence of a greater or lesser proportion of the shares; any matter which is submitted to a vote at a meeting of shareholders, whether or not such submission is required by law, by action of the Board of Directors, or by agreement).

However, the By-laws may provide that action may be taken on any or all procedural matters by the vote of a lesser proportion of the shares, even if less than a quorum.

This Section shall not be construed to required that any matter or action be submitted to a vote of shareholders or be authorized by the shareholders, if such submission or authorization would not be required in the absence of this Section.

Section 8.02. Amendments to Articles of Incorporation. The shareholders reserve the right from time to time to amend these Articles of Incorporation by the affirmative vote of two-thirds of the total outstanding shares entitled to vote and in the manner now or hereafter permitted by the Iowa Business Corporation Act or other applicable law, whether or not the amendment constitutes or results in a fundamental change in the purposes or structure of the Corporation or in the rights or privileges of shareholders or others or in any or all of the foregoing. All rights and privileges or in any or all of the foregoing. All rights and privileges of shareholders or others are subject to this reservation.

Any proposed amendment of these Articles of Incorporation may be modified or revised in any manner and to any extent by the shareholders at the meeting at which the proposed amendment to the Articles of Incorporation is submitted to the shareholders. If the proposed amendment as modified or revised is adopted by the shareholders, it shall be effective even though the modification or revision is proposed at the meeting and was not included in the notice or summary of the proposed amendment.

Wherever used in these Articles of Incorporation with respect to the Articles of Incorporation, the word "amend," "amended," or "amendment" includes and applies to the amendment, alteration, or repeal of any or all provisions of the Articles of Incorporation or the adoption of new or restated Articles of Incorporation.

Section 8.03. Vote Required for Mergers, Consolidations, or Partial Liquidations. The affirmative vote of two-thirds of the total outstanding shares entitled to vote shall be required and shall be sufficient to adopt any motion or resolution or take any action concerning the merger, consolidation, or partial liquidation of the Corporation.

Section 8.04. By-laws. The Board of Directors shall have power to amend the By-laws of the Corporation. However, the shareholders, by the vote required by these Articles of Incorporation, may amend the By-laws, or direct the Board of Directors to amend the By-laws, or repeal any amendment to the By-laws adopted by the Board of Directors. Subject to this reservation, the procedure to amend the By-laws shall be as provided in the By-laws. Wherever used in these Articles of Incorporation with respect to the By-laws, the word "amend," "amended,", or "amendment" includes and applies to the amendment, alteration, or repeal of any or all provisions of the By-laws or the adoption of new By-laws.

Section 8.05. Effect of Articles of Incorporation and By-laws. Each shareholder, by the act of becoming or remaining a shareholder of the Corporation or acquiring additional shares of the Corporation, shall be deemed to have accepted and agreed to all provisions of these Articles of Incorporation and the By-laws, as amended from time to time. These Articles of Incorporation and the By-laws shall constitute a contract among the shareholders and the Corporation, which may be amended as provided in these Articles of Incorporation and by the By-laws. All provisions of the By-laws of the Corporation shall have the same force and effect as if such provisions were included in full in these Articles of Incorporation. No provision of the By-laws shall be construed as having any lesser force or effect by reason of being included in the By-laws rather than in the Articles of Incorporation.

Any shareholder, regardless of the period of time during which he has been a shareholder, shall have the right to examine the Articles of Incorporation and By-laws of the Corporation in person or by agent or attorney at any reasonable time and to make extracts. Upon written request of any shareholder, the Corporation shall mail a copy of the Articles of Incorporation and By-laws to him within a reasonable time.




                        STANLEY, LANDE, COULTER & PEARCE
                           A Professional Corporation
                            Attorneys and Counselors
                          First National Bank Building
                             Muscatine, Iowa 52761